Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EVERSPIN TECHNOLOGIES, INC.

EVERSPIN TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “corporation”), hereby certifies that:

FIRST: The name of the corporation is EVERSPIN TECHNOLOGIES, INC. The corporation was originally incorporated under the name Everspin Technologies, Inc.

SECOND: The date on which the Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware is May 16, 2008.

THIRD: Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of Amended and Restated Certificate of Incorporation amends the corporation’s Amended and Restated Certificate of Incorporation as follows:

Article V.A.3. of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“3. Removal of Directors. Subject to any limitations imposed by applicable law, the Board of Directors or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, the amendment of Article V.A.3. of the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the corporation for their approval, and was duly adopted at an Annual Meeting of Stockholders held on May 20, 2019, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, EVERSPIN TECHNOLOGIES, INC. has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 21st day of May, 2019.

EVERSPIN TECHNOLOGIES, INC.

By:	/s/ Jeffrey Winzeler
Jeffrey Winzeler
Chief Financial Officer